Exhibit 3.1(b)

FIREFLY AEROSPACE INC.

CERTIFICATE OF AMENDMENT

OF

TWELFTH AMENDED & RESTATED CERTIFICATE OF INCORPORATION

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Firefly Aerospace Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), certifies as follows:

1. The name of this corporation is Firefly Aerospace Inc. The Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on January 27, 2017, under the name EOS Launcher, Inc., and was amended and restated by the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on October 23, 2017, and an Amended and Restated Certificate of Incorporation of Firefly Aerospace Inc. was filed with the Secretary of State of the State of Delaware on June 25, 2025.

2. The Board of Directors of this corporation duly adopted resolutions proposing to further amend the Certificate of Incorporation of this corporation, declaring said amendment to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be further amended as set forth on Exhibit A attached hereto and incorporated herein by this reference.

3. Exhibit A referred to above is attached hereto as Exhibit A and is hereby incorporated herein by this reference. This Certificate of Amendment was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4. This Certificate of Amendment, which integrates and further amends the provisions of this corporation’s Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Section 242 of the General Corporation Law.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of this corporation on July 25, 2025.

By:	/s/ David Wheeler
Name:	David Wheeler
Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT A

CERTIFICATE OF AMENDMENT

OF

TWELFTH AMENDED & RESTATED CERTIFICATE OF INCORPORATION OF

FIREFLY AEROSPACE INC.

FIRST: The name of the corporation is Firefly Aerospace Inc. (the “Corporation”).

SECOND: The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 27, 2017, under the name EOS Launcher, Inc., and was amended and restated by the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on October 23, 2017, and an Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 25, 2025 (the “Restated Certificate”).

THIRD: The Restated Certificate is hereby amended to effect a change in ARTICLE V thereof, relating to the authorized capital stock of the Corporation. Accordingly, ARTICLE V of the Restated Certificate shall be amended to read in its entirety as follows:

“ARTICLE V: AUTHORIZED SHARES

The total number of shares of all classes of stock that the Corporation has authority to issue is Seven Hundred Ninety-Six Million One Hundred Forty-Six Thousand Eight Hundred Sixty-Five (796,146,865), consisting of (a) Five Hundred Sixty-Seven Million Seven Hundred Five Thousand Eight Hundred Twenty (567,705,820) shares of Common Stock, par value $0.0001 per share (the “Common Stock”), and (b) Two Hundred Twenty-Eight Million Four Hundred Forty-One Thousand Forty-Five (228,441,045) shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”). The Preferred Stock may be issued from time to time in one or more series, each of such series to consist of such number of shares and to have such rights, powers privileges and other terms, and the restrictions, qualifications and limitations with respect thereto, as stated or expressed herein. As of the effective date of this Restated Certificate, Six Million Five Hundred Eighty-Two Thousand Nine Hundred Forty-One (6,582,941) shares of the Preferred Stock of the Corporation are hereby designated “Series Seed Preferred Stock”, Ten Million Six Hundred Fifty Thousand Eight Hundred Fifty-Three (10,650,853) shares of the Preferred Stock of the Corporation are hereby designated “Series Seed-1 Preferred Stock”, Nineteen Million Five Hundred Forty-Three Thousand Nine Hundred Seventy-Three (19,543,973) shares of the Preferred Stock of the Corporation are hereby designated as “Series A Preferred Stock”, Nineteen Million One Hundred Thousand Seven (19,100,007) shares of the Preferred Stock of the Corporation are hereby designated as “Series B Preferred Stock”, Thirty-Six Million Three Hundred Fifteen Thousand Nine Hundred Ninety-Three (36,315,993) shares of the Preferred Stock of the Corporation are hereby designated as “Series C Preferred Stock”, Nine Million One Hundred Fifty-Two Thousand Seven Hundred Sixty (9,152,760) shares of Preferred Stock of the Corporation are hereby designated as “Series M Preferred Stock”, Three Million (3,000,000) shares of Preferred Stock of the Corporation are hereby designated as “Series J Preferred Stock”, Eighty-Six Million Five Hundred Forty-Six Thousand Seven Hundred Eighty-Two (86,546,782) shares of Preferred Stock of the Corporation are hereby designated as “Series D-1 Preferred Stock”, Four Million Thirty-Eight Thousand Eight Hundred Forty-Nine (4,038,849) shares of Preferred Stock of the Corporation are hereby designated as “Series D-2 Preferred Stock”, Seventeen Million Nine Hundred Thirty Thousand One Hundred Thirty-Seven (17,930,137) shares of Preferred Stock of the Corporation are hereby designated as “Series D-3 Preferred Stock” (which, together with Series D-1 Preferred Stock and Series D-2 Preferred Stock, the “Participating Series D Preferred Stock”) and Fifteen Million Five Hundred Seventy-Eight Thousand Seven Hundred Fifty (15,578,750) shares of Preferred Stock of the Corporation are hereby designated as “Series D-4 Preferred Stock” and together with the Participating Series D Preferred Stock, the “Series D Preferred Stock”. “Participating Preferred Stock” means all Preferred Stock other than the Series D-4 Preferred Stock.

Upon this Certificate of Amendment to the Restated Certificate becoming effective pursuant to the General Corporation Law (the “Effective Time”), every 3.2544 shares of Common Stock issued and outstanding or reserved for issuance as of immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be converted into one share of Common Stock issued and outstanding or reserved for issuance, provided that any fractional share of Common Stock shall be rounded up to the nearest whole share of Common Stock (the “Reverse Stock Split”).”

FOURTH: The amendment to the Restated Certificate effected hereby was approved by the Board of Directors of the Corporation and by written consent of the stockholders of the Corporation.